NETFABRIC ANNOUNCES EXIT FROM VOIP BUSINESS AND
                               MANAGEMENT CHANGE

NETFABRIC HOLDINGS, INC.
Three Stewart Court
Denville, NJ 07834

Denville, New Jersey- May 5. NetFabric Holdings, Inc., ( OTC BB:NFBH)(NetFabric) today announced that the Company decided to exit from the hardware-based Voice over Internet Protocol ("VoIP") communications product line (including resale of transport services) that is targeted at small to mid-sized businesses ("SMB"). Revenues from the Company's VoIP operations have been minimal. For the year ended December 31, 2005, the Company had a loss of $3.2 million (unaudited) from its VoIP operations.

      Since the acquisition of UCA Services, Inc. (UCA) in May 2005, substantially all of the Company's revenues have been from its IT services business which the Company will continue to provide through its subsidiary UCA. On a pro forma basis, UCA had revenues of $19.4 million for the year ended December 31, 2005.

      The Company also announced that Jeff Robinson voluntarily resigned as the Chairman of the Company's Board of Directors and as the Chief Executive Officer of the Company. In order to align management with the current business focus of Information Technology (IT) Services, the Company's Board of Directors elected Fahad Syed as the Chairman of the Board and as the Chief Executive Officer of the Company. Fahad Syed has been a Director of the Company and the Chief Executive Officer of UCA subsidiary since May 2005.

About NetFabric Holdings, Inc.

NetFabric Holdings, Inc., (OTC BB: NFBH - News), through its subsidiary UCA Services, Inc. , provides IT services and solutions to a wide range of clients in the financial industry as well as the pharmaceutical, healthcare and hospitality sectors. The Company's broad range of services include (i) Managed Services (ii) Professional Services (iii) IT Infrastructure & Communications Services and Maintenance and (iv) Application Development and Maintenance. NetFabric is based in Denville, NJ. For additional information, visit www.netfabric.net.

Safe harbor for Forward-Looking Statements:

The foregoing contains "forward-looking statements," which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside NetFabric's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see NetFabric's filings with the Securities and Exchange Commission. NetFabric disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of NetFabric.
Contact:

NetFabric Holdings, Inc.
Vasan Thatham
973-887-2785 Ext 3365